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                                                                    EXHIBIT 99.2


               CREDIT ACCEPTANCE CORPORATION 401(k) PLAN AND TRUST
             ADMINISTRATIVE RULES FOR INVESTMENTS IN EMPLOYER STOCK


         Credit Acceptance Corporation (the "Plan Sponsor") interprets the term "Employer Stock" as used in the Credit Acceptance Corporation 401(k) Plan to include its common stock as long as such stock is registered under Section 12 of the Securities Exchange Act of 1934 and publicly traded. Participants in the Credit Acceptance Corporation 401(k) Plan and Trust (the "Plan") may receive matching contributions in Employer Stock and may direct the investment of contributions made to their Plan accounts in Employer Stock. Set forth below are the administrative rules for investments in Employer Stock under the Plan.

I.       SECURITIES TRANSACTIONS

         (a) EMPLOYER STOCK FUND. The Employer Stock Fund is an investment fund, the assets of which shall be invested primarily in Employer Stock, and a portion of the assets of the Employer Stock Fund shall be invested in cash or cash equivalents (which may include a money market fund that is managed by a subsidiary or affiliate of the Trustee). The Employer Stock Fund shall be divided into units, each representing a proportionate share of Employer Stock and cash (or cash equivalents) held within the Employer Stock Fund. The Trustee shall cause to be maintained an Employer Stock Fund account for each participant. Participants who have directed that assets held in their Plan account be invested in the Employer Stock Fund (or who have received an Employer matching contribution that has been invested in the Employer Stock Fund) shall be allocated units in the Employer Stock Fund, representing the value of each such participant's interest in the Employer Stock Fund. As promptly as practicable after the close of each quarter of a calendar year, the Trustee shall cause a statement to be mailed or delivered to each participant setting forth the participant's account balance as of the close of such quarter.

         (b) VALUATION OF EMPLOYER STOCK FUND. On each "Valuation Date" (as defined in the Plan), the Trustee shall value the total assets held within the Employer Stock Fund, including the value of the Employer Stock and cash (or cash equivalent) portion of the Employer Stock Fund with accrued but not yet payable dividends or earnings) at their fair market value. The fair market value of the Employer Stock Fund shall be determined by using the closing price of Employer Stock on the Nasdaq Stock Market ("NSM") on the most recent trading day, as reported in The Wall Street Journal, which shall be the price utilized in the valuation of the Employer Stock Fund for all purposes. A "trading day" shall mean any day on which the Trustee is open for business and is able to transact trades involving Employer Stock as a Plan investment. The close of a trading day shall be the time of the close of the New York Stock Exchange. In the event that the Trustee is incapable of processing trades involving Employer Stock for any reason whatsoever, or in the event trading in Employer Stock is suspended for any reason whatsoever, the close of the trading day shall be the last time at which transactions involving Employer Stock may be processed on any such day. The

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Trustee shall determine a per unit value ("NAV") by dividing the total value of the Employer Stock Fund by the total number of units held by Plan participants. The Trustee shall use the NAV in processing Plan transactions, including but not limited to Employer Stock Fund transfers, participant loans and distributions. The Trustee may follow directions from the Plan Administrator to deviate from the purchase and sales procedures set forth herein, provided that such direction is made in writing by the Plan Administrator.

         (c) PROCESSING TRANSACTIONS. To process participant-directed transactions involving the Employer Stock Fund (whether involving purchases, sales, or a combination of both) that are received by the Trustee, the Trustee will take the following steps:

                  (i) The Trustee shall aggregate all participant-directed transactions for any trading day resulting in a purchase of units of the Employer Stock Fund and shall aggregate all participant-directed transactions for such trading day resulting in a sale of or divestment of units of the Employer Stock Fund, and then shall net together the aggregated purchases and sales for such trading day to arrive at a net purchase or sale of units of the Fund.

                  (ii) If a net sale of units is required after all the aggregated purchases and sales for a trading day have been netted, the Trustee shall determine the total value of the net sale, using the NAV determined as set forth above, and shall withdraw from the Employer Stock Fund sufficient cash or cash equivalents to reflect the total value of the net sale. The cash withdrawn shall then be applied for such purposes as may be required to complete the transactions for that trading day. In the event there is insufficient cash or cash equivalents in the Employer Stock Fund to process the net sale, the Trustee shall utilize all available cash or cash equivalents held in the Employer Stock Fund to transact a portion of the net sale. In using the cash or cash equivalents for offsetting transactions, the Trustee shall apply the cash proportionately across the transactions that would have been effected on such trading day but for the insufficient cash and cash equivalents. Any transactions that cannot occur as a result of insufficient cash or cash equivalents to provide liquidity shall be suspended until such time as the Trustee may sell shares of Employer Stock. When the sales of Employer Stock have settled, the Trustee shall proceed to process those suspended transactions, at the then current NAV (and market prices).

                  (iii) If a net purchase of units is required after all the aggregated purchases and sales for a trading day have been netted, the Trustee shall deposit in the Employer Stock Fund such cash as represents the total value of the net purchase, and shall account for the deposited cash in ascertaining the Employer Stock Fund NAV as of the close of the next trading day.

                  (iv) The Trustee shall generally execute market transactions as soon as practicable after the effective date of the participant direction. The Trustee shall use reasonable efforts to obtain the most favorable price. If the Trustee is unable to make sufficient market purchases on the effective date of the participant-directed transaction or within one trading day thereafter, the unused funds shall be temporarily invested in the Trustee's fixed income investment option until Employer Stock can be so purchased. The Trustee shall use its best efforts to effectuate trades involving Employer Stock in a manner consistent with its obligations under ERISA. Subject to compliance

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with its obligations under ERISA, in processing transactions involving Employer
Stock, the Trustee shall have sole discretion with respect to the broker or market maker through which the purchase or sale shall occur and whether to execute the purchase or sale in a single or multiple transactions.

                  (v) Notwithstanding the steps described above, the Plan Sponsor may instruct the Trustee to take other actions. However, the Trustee shall only follow those instructions which are proper and consistent with the Trustee's standard operating procedures, and proper and consistent with ERISA and any other applicable laws.

                  (vi) If Employer Stock is acquired from, or sold to, a "party-in-interest" as defined in ERISA section 3(14), no commission may be paid.

         (d) CASH POSITION. The Trustee shall monitor the amount of cash contained within the Employer Stock Fund and provide information to the Plan Sponsor. The Plan Sponsor shall determine the amount of cash that is necessary to provide sufficient liquidity for the Trustee to process Plan transactions. In order to accomplish this, the Trustee shall review and report the proportion of cash to Employer Stock held within the Employer Stock Fund no less frequently than once each month. In the event the cash portion of the Fund is not deemed to provide adequate liquidity, the Trustee shall sell sufficient shares of Employer Stock as are necessary to bring the cash portion of the Fund to an acceptable level. Purchases and sales shall be made in accordance with the instructions in paragraph (c) above. Notwithstanding the actions described in this subsection, as a Plan Fiduciary, the Plan Sponsor shall annually review the cash position of the Employer Stock Fund to confirm its appropriateness based on Plan transactions and activities.

II.      RIGHTS, WARRANTS, OR OPTIONS

         Stock rights (including warrants and options) issued with respect to Employer Stock held in the Plan shall be sold by the Trustee on behalf of participants and the proceeds shall be invested in the Employer Stock Fund.

III.     REINVESTMENT OF DIVIDENDS

         Cash dividends to be paid to the Employer Stock Fund shall be accrued within the Employer Stock Fund on the Ex-Date based on the holdings as of that date. On the Ex-Date the Employer Stock Fund's valuation shall reflect all dividends paid.

IV.      EXTRAORDINARY TRANSACTION CONSIDERATION

         (a) IN GENERAL. In the event that the Plan Sponsor is involved in any merger, consolidation, reorganization, tender offer or other transaction in which shareholders of the Plan Sponsor are entitled to elect the form of consideration to be received for their shares or whether to accept a tender offer, each Plan participant shall be entitled to make such election with respect to all shares (vested and unvested) allocated to his or her account. The election shall be in accordance with the procedures described below.



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         (b) VOTING AND TENDER OFFERS. Notwithstanding any other provision of the Plan or Trust Agreement, the provisions of this Section shall govern the voting and tendering of Employer Stock. The Employer, after consultation with the Trustee and the Stock Transfer Agent, shall provide and pay for all printing, mailing, tabulation and other costs associated with the voting and tendering of Employer Stock. To the extent that any action is required of the Trustee pursuant to the terms of this Section, the Trustee may delegate such action to be performed by its designated agent.

         (c) VOTING RIGHTS.

                  (i) Each Plan participant (or, in the event of a participant's death, the participant's beneficiary) shall have the right to direct the Trustee as to the manner in which shares of Employer Stock held in the participant's account (vested and unvested) are to be voted (or not voted) on each matter brought before an annual or special meeting of the Plan Sponsor's shareholders. The issuer of Employer Stock shall notify the Trustee and the Credit Acceptance Corporation Stock Transfer Agent (the "Stock Transfer Agent") at the same time as it notifies NSM of the record date for the upcoming meeting . The Stock Transfer Agent shall cause a copy of all proxy solicitation materials to be sent to Plan participants and the Trustee. If requested by the Trustee, the Stock Transfer Agent shall certify to the Trustee that the aforementioned materials represent the same information that is being distributed to non-participant shareholders of Employer Stock. The Stock Transfer Agent shall prepare a voting instruction form and shall provide a copy of all proxy solicitation materials to be sent to each participant with the foregoing voting instruction form to be returned to the Stock Transfer Agent or its designee. The form shall show the number of full and fractional shares of Employer Stock credited to the participant's Accounts held in the Stock Fund.

                  (ii) The shares representing a participant's interest in the Employer Stock Fund shall be the number of shares (including, to the extent practicable, fractional shares), which bears the same ratio to the total number of shares held in the Employer Stock Fund as the dollar amount of such participant's interest in the Employer Stock Fund bears to the total value of the Employer Stock Fund, determined as of the most recent date for which a valuation has been established on or before the record date.

                  (iii) Upon timely receipt of the election form, the Stock Transfer Agent shall forward the information from the executed election form to the Trustee, and the Trustee shall vote such shares in the manner directed, unless required otherwise by ERISA. Except as otherwise required by law, the instructions received by the Stock Transfer Agent and the Trustee concerning any individual participant shall be held by the Stock Transfer Agent and the Trustee in strict confidence, which shall not be divulged or released to any person, including officers or employees of the Plan Sponsor or any Affiliate. To the extent permitted by law, the Trustee shall vote all shares of Employer Stock for which it has not received instructions (including any shares representing a participant's interest in the Employer Stock Fund for which no instructions are received), in the same proportion as shares for which instructions are received.



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         (d) TENDER OFFERS.

                  (i) Each Plan participant (or, in the event of a participant's death, the participant's beneficiary) shall have the right to direct the Trustee as to the manner in which shares of Employer Stock held in the participant's account (vested and unvested) are to be tendered (or not tendered) in the event of a tender offer. The Plan Administrator shall timely notify the Stock Transfer Agent and the Trustee in advance of the intended tender date and shall cause a copy of all materials to be sent to the Trustee. The Stock Transfer Agent shall certify to the Trustee that the aforementioned materials represent the same information that is to be distributed to non-participant shareholders of Employer Stock. Based on these materials and after consultation with the Plan Administrator, the Stock Transfer Agent shall prepare a tender instruction form and shall provide a copy of all tender materials to be sent to each Plan participant, together with the foregoing tender instruction form, to be returned to the Stock Transfer Agent, who shall forward the information to the Trustee or its designee. The tender instruction form shall show the number of full and fractional shares of Employer Stock that reflect the participant's interest in the Employer Stock Fund.

                  (ii) The shares representing a participant's interest in the Employer Stock Fund shall be the number of shares (including, to the extent practicable, fractional shares), which bears the same ratio to the total number of shares held in the Employer Stock Fund as the dollar amount of such participant's interest in the Employer Stock Fund bears to the total value of the Employer Stock Fund, determined as of the most recent date for which a valuation has been established on or before the record date. Upon timely receipt of the executed election form information from the Stock Transfer Agent, the Trustee shall tender or not tender such shares in the matter directed, unless required otherwise by ERISA. Except as otherwise required by law, the instructions received by the Stock Transfer Agent and the Trustee concerning any individual participant shall be held by the Stock Transfer Agent and the Trustee in strict confidence and shall not be divulged or released to any person, including officers or employees of the Plan Sponsor or any Affiliate. To the extent permitted by law, the Trustee shall tender or not tender all shares of Employer Stock for which it has not received instructions (including any shares representing a participant's interest in the Employer Stock Fund for which no instructions are received), in the same proportion as shares for which instructions are received.

V.       SECURITIES LAW REPORTS

         The Plan Administrator shall be responsible for filing all Plan reports required under Federal or state securities laws with respect to the Trust's ownership of Employer Stock, including, without limitation, any reports required under Section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Employer Stock pending the filing of any report. The Trustee shall provide the Plan Administrator with such information on the Trust's ownership of Employer Stock, as the Plan Administrator may reasonably request in order to comply with Federal or state securities laws.



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         These Administrative Rules are hereby adopted as of ________ ___, 2003 by the undersigned on behalf of the Plan Sponsor in accordance with the administrative and interpretive powers of the Plan Sponsor under the Plan.



                                                CREDIT ACCEPTANCE CORPORATION

                                                By: ____________________________

                                                Its: ___________________________